Exhibit 4.3
FORM OF
PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (the “Agreement”), dated __________, by and among ____________, (the “Investor”), ______________, a _________ corporation, (the “Company”) and ___________, an affiliate of the Company (the “Affiliate,” together with the Company and the Investor, the “Parties”), shall become effective upon the execution thereof by all parties.  All capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Securities Purchase Agreement dated of even date herewith.

WHEREAS, the Company has authorized the sale and issuance of the Debenture, the Warrant, and common stock issuable upon exercise of the Warrant and full or partial satisfaction of the Debenture as provided in the Securities Purchase Agreement and the Transaction Documents;

WHEREAS, the Investor has agreed to deliver to the Company at Closing the total of: (i) $__________ in cash; and (ii) ___________ $___________ Investor Notes; and

WHEREAS,                      as an inducement to the Investor to enter into the Securities Purchase Agreement, the Affiliate has also agreed to the pledge ____________ shares of Common Stock issued to the Affiliate with an aggregate market value of $___________, which shall have been issued _______ months or more prior to the Closing.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Delivery of Collateral Shares.

(a)   Delivery of Shares.  Concurrent with the Closing and in accordance with the Escrow Agreement, the Affiliate shall deliver to Anslow & Jaclin LLP, _________ shares of common stock (the “Collateral Shares”), to be held in escrow, which shall have been issued six (6) months or more prior to the Closing, with stock powers executed in blank in form and substance reasonably satisfactory to the Investor.  The Collateral Shares shall include all dividends and other distributions and payments thereon, if any.

(b)   Required Level. The Collateral Shares shall have a value equal to $________ valued at the Market Price as defined in the Debenture (“the “Required Level”). If the average value of the Collateral Shares for any consecutive three-day period declines below the Required Level for any trading day, then subject to the consent of the Investor, which consent may be granted or withheld at the Investor’s sole discretion, the Company or such Affiliate shall deliver additional shares of Common Stock to be included with the Collateral Shares to the Investor in order to raise the value of the Collateral Shares to the Required Level.

(c)           Fees and Expenses.  The Affiliate shall be responsible for any and all fees and costs related to the Collateral Shares.

2.           Grant of Security Interest.  The Affiliate hereby grants to the Investor, to secure the payment and performance in full of all of the obligations under the Transaction Documents, a security interest in and so pledges and assigns to the Investor the Collateral Shares.  Specifically, the Investor shall have a first lien security interest in the Collateral Shares.

3.           Disbursement of Collateral Shares.

(a)           Failure to Deliver Shares.  In the event that the Company fails to deliver the Shares of common stock after delivery of a Request for Repayment under the Debenture to the Investor within five (5) days of notice, the Investor shall be entitled to receive the Collateral Shares to the extent that would enable the Investor to take possession of the number of shares of Common Stock deliverable by the Company under the Request for Repayment.  Upon such delivery, such shares will be owned by the Investor and treated as having been delivered by the Company under the Debenture.

(b)           Prohibit the Sale of Common Stock.  In the event that the Company inappropriately prohibits, hinders or in any way attempts to prevent the Investor from selling any amount of common stock issuable under the Transaction Documents, the Investor shall be entitled to an equal amount of Collateral Shares and will return to the Company for cancellation the number of shares equal to the Collateral Shares that has been released hereunder.

(c)           Occurrence of an Event of Default.  In the event that an Event of Default (as defined in the Debenture) occurs, the Investor shall be entitled to sell such portion of the Collateral Shares that would satisfy the outstanding amount owed upon the occurrence of an Event of Default and shall credit a corresponding amount in satisfaction of a corresponding portion of the Debenture. In the event, the Investor does not have sufficient medallion guarantees, the Investor shall be entitled to determine which of the Collateral Shares are sold.  For purposes of determining the number of Collateral Shares, the Collateral Shares shall be valued at the Market Value on the date that such Event of Default occurred.

(d)           Repayment of the Loan Amount. In the event that the Loan Amount, including any fees, costs, damages and penalties, has been paid in full, then any Collateral Shares not otherwise previously disbursed shall be returned to the Affiliate.

(e)           Fair Market Value of the Collateral Shares.  In the event that the Investor shall be entitled to sell all or any portion of the Collateral Shares to satisfy any outstanding amount owed under this Section 3, the Investor shall be deemed to have sold that portion of the Collateral Shares at a fair market price if such sale was made publicly on a trading exchange, including the Over-the-Counter Bulletin Board or the pink sheets.  In the event that either (i) the Common Stock is no longer traded on a public exchange or (ii) an Event of Default occurs based on the average daily dollar volume of Common Stock traded per day for any consecutive ten (10) trading-day period is less than forty thousand dollars ($________), then if any such portion of the Collateral Shares are sold in a private transaction, such private sale shall be deemed to be at fair market value if such sale is made at or above _______ (___%) of the Market Price as of the last day the Company was quoted on the Over-the-Counter Bulletin Board or other trading exchange.

(f)           Percentage Cap.  Notwithstanding the provisions of this Pledge Agreement, in no event (except (i) as specifically provided as an exception to this provision, (ii) during the forty-five (45) day period prior to the Maturity Date (as defined in the Debenture), or (iii) while there is outstanding a tender offer for any or all of the shares of the Borrower’s Common Stock) shall the Investor be entitled to transfer ownership of the Collateral Shares to itself, to the extent that, after such transfer of common stock the sum of (1) the number of shares of Common Stock beneficially owned by the Investor and its affiliates, and (2) the number of shares of Common Stock issuable upon the transfer of the Collateral Shares with respect to which the determination of the proviso is being made, would result in beneficial ownership by the Investor and its affiliates of more than 9.99% (the “Percentage Cap”) of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Investor upon such repayment).  For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 12(d) of the Securities Exchange Act of 1934, as amended.

               4.           Representations and Warranties of the Affiliate.  The Affiliate hereby represents and warrants with respect to only itself that:

(a)           Legal Capacity; Organization.  The Affiliate has the legal capacity and right to execute, deliver, enter into, consummate and perform the transactions contemplated by hereby and otherwise to carry out its obligations hereunder and thereunder.

(b)           Securities Ownership.  As of the Closing, the Affiliate owns the common stock to be deposited hereunder in the amounts set forth on Schedule 1, attached hereto (i) as the sole record and beneficial owner, free from all taxes, liens, claims, encumbrances and charges and there are no outstanding rights, options, subscriptions or other agreements or commitments obligating the Affiliate to sell or transfer such common stock and such common stock are not subject to any lock-up or other restriction on their transfer or on the ability of the Investor to sell or transfer such common stock.  As of the Closing, the Affiliate shall have paid any and all amounts and charges due and owing to the Company with respect to the common stock and there shall be no unpaid amounts or charges claimed to be due to the Company from the Affiliate with respect to the common stock.

(c)           Authorization; Enforcement; Validity.  This Agreement has been duly authorized, executed and delivered by the Affiliate and constitutes a valid and legally binding agreement of the Affiliate enforceable against the Affiliate in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)           Consents.  All government and other consents that are required to have been obtained by the Affiliate with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.  The Affiliate has complied and will comply with all applicable disclosure or reporting requirements in respect of the transaction contemplated hereby.

(e)           No Conflicts.  The execution and delivery by the Affiliate of this Agreement, the performance by the Affiliate of its obligations under this Agreement do not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the stock market, or (ii) any order or judgment of any court or other agency of government or any of the Affiliate’s assets or any contractual restriction binding on or affecting the Affiliate or any of the Affiliate’s assets.

(f) Independent Decision. The Affiliate is acting solely for his own account, and has made his own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for the Affiliate based upon his own judgment and upon advice of such advisors as the Affiliate deems necessary. The Affiliate acknowledges and agrees that he is not relying, and has not relied, upon any communication (written or oral) of any Investor or any affiliate, employee or agent of any Investor with respect to the legal, accounting, tax or other implications of this Agreement and that he has conducted his own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. The Affiliate acknowledges that no Investor nor any affiliate, employee or agent of any Investor is acting as a fiduciary for or an advisor to the Affiliate in respect of this Agreement.

(g)           Brokerage Fees.  Other than amounts payable to the Investor or its affiliates, the Affiliate has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(h)           Litigation.  There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self regulatory organization or body pending or, to the knowledge of the Affiliate, threatened against or affecting the Affiliate that could reasonably be expected to have a material adverse affect on his ability  to perform its obligations hereunder.

(i)           Other Transaction Documents. Entry into this Pledge Agreement shall in no way alter, amend or terminate the other Transaction Documents.  The Transaction Documents shall continue to operate in full force and effect and all rights, obligations and remedies of all parties thereto shall survive the signing of this Pledge Agreement.

               5.           Termination.  This Agreement shall terminate at such time as all of the Collateral Shares shall have been either transferred by the Investor or returned to the Affiliate in accordance with Section 3 hereof; provided however, that Sections 5, 6 and 10 shall survive any such termination.

6.           Indemnification.

(a)           The Company will indemnify and hold the Investor and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that the Investor may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any of the Transaction Documents.  In addition to the indemnity contained herein, the Company will reimburse each Investor for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.  In the event of any litigation or dispute arising from this agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by said prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses.  Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.”

(b)           Conduct of Indemnification Proceedings. Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

7.           Remedies.  Whenever the Investor is entitled to take possession of the Collateral Shares pursuant the Section 3 hereof, the Investor may, without notice to or demand upon the Affiliate, declare this Agreement to be in default, and the Investor shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party of any jurisdiction in which the Collateral Shares are located, including, without limitation, the right to take possession of the Collateral Shares.  The Investor may in its discretion require the Affiliate to assemble all or any part of the Collateral Shares at such location or locations within the jurisdiction(s) of the Investor’s principal office(s) or at such other locations as the Investor may reasonably designate.  The Affiliate hereby acknowledges that he effectively waives any notice requirements allowed by law.  In addition, the Affiliate waives any and all rights that he may have to a judicial hearing in advance of the enforcement of any of the Investor’s rights hereunder, including, without limitation, the Investor’s right following an Event of Default to take immediate possession of the Collateral and to exercise its rights with respect thereto.

8.           No Waiver by Investor.  The Investor shall not be deemed to have waived any of its rights upon or under the Transaction Documents or the Collateral Shares unless such waiver shall be in writing and signed by the Investor and any other person or entity required by the Transaction Documents to sign such waiver.  No delay or omission on the part of the Investor in exercising any right shall operate as a waiver of such right or any other right.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion.  All rights and remedies of the Investor with respect to the Collateral Shares, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Investor deems expedient.

9.           Suretyship Waivers by Affiliate.  The Affiliate waives demand, notice, protest, notice of acceptance of this Agreement, the Collateral Shares received or delivered or other action taken in reliance hereon and all other demands and notices of any description.  With respect to the Collateral Shares, the Affiliate assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in the Collateral Shares, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Investor may deem advisable.  The Investor shall have no duty as to the collection or protection of the Collateral Shares or any income thereon. The Affiliate further waives any and all other suretyship defenses.

10.           Miscellaneous.

(a)           Notices.  Any communication, notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party’s address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party’s address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

If to the Investor, to:

with a copy (which shall not constitute a notice) to:

If to the Company:

with a copy (which shall not constitute a notice) to:

If to the Affiliate:

Any document shall be deemed to have been duly served if marked for the attention of the agent at its address as set forth in this Section 10(a) or such other address in the United States as may be notified to the party wishing to serve the document and (a) left at the specified address if its receipt is acknowledged in writing; or (b) sent to the specified address by post, registered mail return receipt requested.  In the case of (a), the document will be deemed to have been duly served when it is left and signed for.  In the case of (b), the document shall be deemed to have been duly served when received and acknowledged.

If any foreign party’s agent at any time ceases for any reason to act as such, such foreign party shall appoint a replacement agent having an address for service in the United States and shall notify the Investor of the name and address of the replacement agent.  Failing such appointment and notification, the holders of a majority of the Shares (as defined in the Securities Purchase Agreement) shall be entitled by notice to such foreign party to appoint a replacement agent to act on such foreign party’s behalf.  The provisions of this Section 10(a) applying to service on an agent apply equally to service on a replacement agent.

(c)           Currency.  As used herein, “Dollar,” “US Dollar” and “$” each mean the lawful money of the United States.

(d)           Assignment; Amendment.  This Agreement and the rights and obligations hereunder of any of the parties hereto may be assigned to any third party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No portion of the Collateral Shares shall be subject to interference or control by any creditor to any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.  This Agreement may be changed or modified only in writing signed by all of the parties hereto.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision of this Agreement or any other Transaction Document.

(e)           Entire Agreement.  This Agreement and the other Transaction Documents, contains the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement, and all prior writings and discussions are hereby merged into this Agreement.

(f)           Counterparts.  This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(g)           Headings.  The headings contained in this Agreement are for convenience or reference only and shall not affect the construction of this Agreement.

(h)           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without reference to the choice of law provisions thereof.  The Company and, by accepting this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County and any United States District Court for the Northern District of Illinois for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The Company and, by accepting this Agreement, each of the Parties irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Company and, by accepting this Agreement, each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(i)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(j)           Dispute Resolution.  In the case of a dispute as to any issue in this Agreement, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day (as defined in the Securities Purchase Agreement) of receipt, or deemed receipt, of the event giving rise to such dispute, as the case may be, to the Investor.  If the Investor  and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Investor, then the Company shall, within one Business Day submit via facsimile the disputed determination or (the disputed arithmetic calculation to the Independent Accountant. The Company at the Company’s expense, shall cause the Independent Accountant to perform the determinations or calculations and notify the Company and the Investor of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations.  The Independent Accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

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[SIGNATURE PAGE TO THE PLEDGE AGREEMENT]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

INVESTOR: By: ____________________________ Name: Its: Dated: THE COMPANY: By: ____________________________ Name: Its: Dated:	THE AFFILIATE: By: ____________________________ Name: Dated: THE ESCROW AGENT: By: ____________________________